 EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement on Form SB-2 of our report dated August 26, 2003, except for Note 4 which is as of September 22, 2003 on our audit of the consolidated financial statements of SYS and subsidiaries as of and for the year ended June 30, 2003.  We also consent to the reference to our firm under the caption, "Experts".

/s/ J. H. COHN LLP

San Diego, California

June 21, 2005